As filed with the Securities and Exchange Commission on December 31, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

CHARTER COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	43-1857213 (I.R.S. Employer Identification No.)
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory L. Doody
Executive Vice President and General Counsel
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________
Copies to:
Christian O. Nagler
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York  10022-4611
(212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

    Large accelerated filer ☐          Accelerated filer     ☐         Non-accelerated filer     ☒         Smaller reporting company  ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A common stock, par value $0.001 . . . . . . . . . . . .	77,996,798	$34.50	$2,690,889,531	$191,860

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.  The last trading price per share was $34.50 on December 24, 2009 as reported in the OTC Bulletin Board quotation service.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

Subject to Completion, dated December 31, 2009

77,996,798 Shares

Charter Communications, Inc.

Class A Common Stock

The selling stockholders are offering 77,996,798 shares of Class A Common Stock. We are not selling any shares of Class A Common Stock under this prospectus. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

We have applied to have our Class A Common Stock approved for listing on The NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “CHTR.”

Investing in our Class A Common Stock involves risks.  See “Risk Factors” beginning on page 8.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

Delivery of the shares of Class A Common Stock will be made on or about                     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated          , 2010.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2

WHERE YOU CAN FIND ADDITIONAL INFORMATION	3

PROSPECTUS SUMMARY	5

RISK FACTORS	8

USE OF PROCEEDS	9

MANAGEMENT	10

PRINCIPAL AND SELLING STOCKHOLDERS	12

DESCRIPTION OF CAPITAL STOCK	16

SHARES ELIGIBLE FOR FUTURE SALE	21

PLAN OF DISTRIBUTION	24

EXPERTS	26

LEGAL MATTERS	26

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity” and “potential,” among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this annual report are set forth in this annual report and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:
  the availability and access, in general, of funds to meet our debt obligations and to fund our operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings or other sources and, in particular, our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt;
  our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;
  our ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets;
  the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers;
  difficulties in growing and operating our telephone services, while adequately meeting  customer expectations for the reliability of voice services;
  our ability to adequately meet demand for installations and customer service;
  our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition and the weak economic conditions in the United States;
  our ability to obtain programming at reasonable prices or to adequately raise prices to offset the effects of higher programming costs (including retransmission consents);
  general business conditions, economic uncertainty or downturn and the significant downturn in the housing sector and overall economy; and
  the effects of governmental regulation on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it.  For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.  We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below.
  Our Annual Report on Form 10-K for the year ended December 31, 2008, as amended;
  Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009; and
  Our Current Reports on Form 8-K filed on January 14, 2009, January 15, 2009,  February 13, 2009 (other than Item 2.02 and Exhibit 99.2 thereof), March 18, 2009, March 27, 2009 (other than Item 7.01 and Exhibit 99.1 thereof), March 31, 2009 (other than Item 7.01 thereof), April 22, 2009, May 22, 2009, July 17, 2009, October 5, 2009, October 19, 2009 (other than Item 8.01 and Exhibit 99.1), November 3, 2009, November 13, 2009, November 23, 2009, December 4, 2009 (two reports with one containing revised consolidated financial statements for the year ending December 31, 2008 as more fully set forth therein), December 15, 2009 (other than Item 7.01 and Exhibit 99.1 thereof) and December 21, 2009.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Investor Relations
Telephone: (314) 965-0555

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

 CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision.  You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.”  You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”  In this prospectus, unless the context requires otherwise, references to “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Charter Communications, Inc. and its consolidated subsidiaries. “Charter” refers to Charter Communications, Inc., the issuer of the Class A Common Stock offered hereby, alone.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 11.9 million homes, with 96% of homes passed at 550 MHZ or greater and 95% of plant miles two-way active.  A national Internet Protocol (IP) infrastructure interconnects all Charter markets.

For the nine months ended September 30, 2009, we generated approximately $5.0 billion in revenue, of which approximately 52% of our revenue was generated from our residential video service. We also generate revenue from high-speed Internet, telephone service and advertising with residential and commercial high-speed Internet and telephone service contributing the majority of the recent growth in our revenue.

As of September 30, 2009, we served approximately 5.3 million customers. We sell our cable video programming, high-speed Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings to our customers.  Bundled services are available to approximately 89% of our homes passed, and approximately 56% of our customers subscribe to a bundle of services.

As of September 30, 2009, we served approximately 4.9 million video customers, of which approximately 65% were digital video customers.  Digital video enables our customers to access advanced services such as high definition television, OnDemand video programming, an interactive program guide and digital video recorder, or DVR service.

As of September 30, 2009, we also served approximately 3.0 million high-speed Internet customers.  Our high-speed Internet service is available in a variety of speeds up to 60 Mbps.  We also offer home networking service, or Wi-Fi, enabling our customers to connect up to five computers wirelessly in the home.

As of September 30, 2009, we provided telephone service to approximately 1.5 million customers. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus more than 10 features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, fiber connectivity to cell towers, video and music entertainment services and business telephone.  As of September 30, 2009, we served approximately 180,000 business customers, including small- and medium-sized commercial customers.  Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

We have a history of net losses.  However, with our emergence from bankruptcy on November 30, 2009, we reduced our debt by approximately $8 billion, reducing our interest expense by approximately $830 million annually.

Charter was organized as a Delaware corporation in 1999.  Charter is a holding company whose principal asset as of December 30, 2009 is the 99.8% controlling common equity interest in Charter Communications Holding

Company, LLC (“Charter Holdco”).  As sole manager, Charter controls the affairs of Charter Holdco and its limited liability company subsidiaries.

Recent Events

On March 27, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).  The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. We continued to operate our businesses and owned and managed our properties as a debtor-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code until we emerged from protection under Chapter 11 of the Bankruptcy Code on November 30, 2009.

On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”), and a related disclosure statement (the “Disclosure Statement”), with the Bankruptcy Court.  The Plan was confirmed by the Bankruptcy Court on November 17, 2009, and became effective on November 30, 2009, the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

For more information on the events that occurred and securities issued upon our emergence from bankruptcy, see our Current Report on Form 8-K filed with the SEC on December 4, 2009.

Our Corporate Information

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131.  Our telephone number is (314) 965-0555, and we have a website accessible at www.charter.com.  Since January 1, 2002, our annual reports, quarterly reports and current reports on Form 8-K, and all amendments thereto, have been made available on our website free of charge as soon as reasonably practicable after they have been filed.  The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

THE OFFERING
Issuer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Charter Communications, Inc.

Securities offered by the selling stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . .	77,996,798 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding after this offering . . . . . . . . . .	112,580,532 shares of Class A Common Stock.1

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	We will not receive any proceeds from the sale of shares of the Class A Common Stock by the selling stockholders.

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Investing in our Class A Common Stock involves substantial risk.  For a discussion of risks relating to the Company, our business and an investment in our Class A Common Stock, see the section titled “Risk Factors” on page 8 of this prospectus and all other information set forth in this prospectus before investing in our Class A Common Stock.

Proposed Symbol for Trading on NASDAQ . . . . . . . . . . . . . . . . . . . . . . . . . . .	CHTR

1
Includes non-vested shares subject to forfeiture, and excludes (i) 1,282,798 CCH Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $51.28 per share; (ii) 6,413,988 CIH Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $46.86 per share; (iii) 4,669,384 CII Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $19.80 per share; (iv) 0.19 of a Charter Holdco unit that is exchangeable for 212,923 shares of Class A Common Stock; (v) 2,241,299 shares of Class B common stock (the “Class B Common Stock”) convertible into 2,241,299 shares of Class A Common Stock; and (vi) 5,520,001 shares of Series A 15% pay-in-kind preferred stock with a $25 liquidation preference (the “Series A Preferred Stock”) that may be redeemed, at our option, for shares of Class A Common Stock at any time on or after June 1, 2010.

                                                                                                                                                7

RISK FACTORS

 You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 filed with the SEC.  The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material.  There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results.  Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Common Stock by the selling shareholders. We will pay estimated transaction expenses of approximately $700,000 in connection with this offering.

MANAGEMENT

Board of Directors

Set forth below are the name, age, position and a description of the business experience of each of our directors as of December 30, 2009.

Director	Position(s)
Robert Cohn . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director
W. Lance Conn . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director
Darren Glatt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director
Bruce A. Karsh . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director
John D. Markley, Jr . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director
William L. McGrath . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director
David C. Merritt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director
Neil Smit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director, President and Chief Executive Officer
Christopher M. Temple. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director
Eric L. Zinterhofer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Director

Robert Cohn, 60, was elected to the board of directors of Charter on December 1, 2009.  Most recently, Mr. Cohn has served as an independent investor and advisor to growing companies.  Mr. Cohn was a partner with Sequoia Capital from 2002 through 2004, a high-tech venture capital firm in Silicon Valley that provided the founding investment to several high tech companies.  Mr. Cohn is the founder of Octel Communications Corporation, the leading manufacturer of voice mail equipment, and was the company’s Chairman and CEO from its inception in 1982 until it was purchased by Lucent Technologies in 1997.  Mr. Cohn has served on various boards of public and private companies, including Octel, Trimble Navigation, Electronic Arts and Digital Domain. Mr. Cohn currently serves on the boards of director of Right Hemisphere, Market Live and Taboola and is a Trustee of Robert Ballard’s Ocean Exploration Trust.  Mr. Cohn holds a Bachelor of Science degree in Mathematics and Computer Science from the University of Florida and an MBA from Stanford University.

W. Lance Conn, 41, was elected to our board of directors of Charter on November 30, 2009.  Mr. Conn has served as a member of the board of directors of Charter since September 2004.  From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc.    Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbrige LLP in Washington, D.C.  Mr. Conn is a director of Plains All American Pipeline, L.P., Plains GP Holdings, L.P. and Vulcan Energy Corporation, where he previously served as chairman.  Mr. Conn also serves as an advisory director to Makena Capital Management and an advisor to Global Endowment Management.

Darren Glatt, 34, was elected to the board of directors of Charter on November 30, 2009.  Mr. Glatt is a Principal at Apollo Management, L.P. and has been with Apollo since 2006.  Prior to joining Apollo, Mr. Glatt was a member of the Media Group at Apax Partners from 2004 to 2006, a member of the Media Group at the Cypress Group from 2000 to 2002, and a member of the Mergers & Acquisitions Group at Bear, Stearns & Co. from 1998 to 2000.

Bruce A. Karsh, 54, was elected to the board of directors of Charter on November 30, 2009.  Since 1995, Mr. Karsh has served as President and co-founder of Oaktree Capital Management, LLC, an investment advisory firm with over $60 billion of assets under management.  From 1987 through 1995, Mr. Karsh was with The TCW Group, Inc., where he established the TCW Special Credits group of funds and had primary portfolio management responsibility for their operation.  Mr. Karsh is a director of Liberman Broadcasting, Inc.

John D. Markley, Jr., 44, was elected to the board of directors of Charter on November 30, 2009.  Since 1996, Mr. Markley has been affiliated with Columbia Capital, a communications, media and technology investment firm, where he has served in a number of capacities, including portfolio company executive, general partner and venture partner.  Prior to joining Columbia Capital, Mr. Markley served at the Federal Communications Commission, where he developed U.S. Government wireless communications and spectrum auction policy. He also held positions in corporate finance for Kidder, Peabody & Co. in both New York City and Hong Kong.  Mr. Markley is a director of Telecom Transport Management, Inc., Broadsoft Inc., and Millennial Media, Inc.

William L.  McGrath, 46, was elected to the board of directors of Charter on November 30, 2009.  Since October 2007, Mr. McGrath has served as the Executive Vice President and General Counsel of Vulcan Inc.  Prior to joining Vulcan, Mr. McGrath held senior legal positions with a number of private and public technology companies.  He has also worked for two national law firms in Washington, D.C. and Seattle.  Mr. McGrath is a director of TowerCo LLC.

David C. Merritt, 55, was elected to the board of directors of Charter on December 15, 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Mr. Merritt previously served on Charter's board and Audit Committee since 2003.   Effective March 2009, he is a managing director of BC Partners, Inc., a financial advisory firm.  From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From October 2003 to September 2007, Mr. Merritt was a Managing Director of Salem Partners, LLC, an investment banking firm. From January 2001 to April 2003, Mr. Merritt was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provided financial advisory services to the entertainment and media industries.  In December 2003, Mr. Merritt became a director of Outdoor Channel Holdings, Inc. and currently serves as Chairman of its audit committee. In February 2006, Mr. Merritt became a director of Calpine Corporation and currently serves as Chairman of its Audit Committee.  From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a Bachelor of Science degree in Business and Accounting from California State University — Northridge.

Neil Smit, 51, was elected to the board of directors of Charter on November 30, 2009.  Mr. Smit has served as a director and President and Chief Executive Officer of Charter since August 2005. Prior to joining Charter, Mr. Smit worked at Time Warner, Inc. in various capacities, most recently serving as the President of Time Warner’s America Online Access Business. He also served at America Online (“AOL”) as Executive Vice President, Member Development, Chief Operating Officer of AOL Local and Chief Operating Officer of MapQuest.  Prior to that Mr. Smit was a Regional President with Nabisco and was with Pillsbury in a number of management positions.

Christopher M. Temple, 42, was elected to the board of directors of Charter on November 30, 2009.  From September 2008 to December 2009, Mr. Temple was affiliated with Vulcan, Inc., most recently as Executive Vice President, Investment Management.  Also during 2008, Mr. Temple served as a managing director at Tailwind Capital, a New York-based private equity firm. Prior to joining Tailwind, Mr. Temple was a Managing Director at Friend Skoler & Company from 2005 to 2008, and at Thayer Capital Partners from 1996 to 2004.  Additionally, Mr. Temple was a licensed CPA, serving clients in the energy sector with KPMG in Houston, Texas.  Mr. Temple is a director of Plains All American GP LLC, and the managing general partner of Plains All American Pipeline, L.P.

Eric L. Zinterhofer, 38, was elected to the board of directors of Charter on November 30, 2009. Mr. Zinterhofer serves as a senior partner at Apollo Management, L.P. and has been with Apollo since 1998. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co.  From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management.  Mr. Zinterhofer is a director of Affinion Group, Inc., Central European Media Enterprises Ltd., Dish TV India Ltd., IPCS Inc. and Unity MediaSCA.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of December 30, 2009 regarding the beneficial ownership of our Class A Common Stock (1) immediately prior to and (2) as adjusted to give effect to this offering by:

•	each of the selling stockholders;

•	each holder of more than 5% of our outstanding shares of Common Stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common Stock subject to options that are currently exercisable or exercisable within 60 days of December 30, 2009 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 112,580,532 shares of Class A Common Stock outstanding as of December 30, 2009. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 12405 Powerscourt Drive, St. Louis, Missouri 63131.

	Shares Beneficially Owned Prior to This Offering(1)				Shares Beneficially Owned After This Offering
Name	Number	Percent of Class	Percent of Vote	Number of Shares Offered	Number	Percent of Class
5% Stockholders:
Paul G. Allen(2)	8,654,722	7.21%	39.91%	-	8,654,722	7.21%
Funds affiliated with AP Charter Holdings, L.P.(3)	35,691,388	31.44%	19.70%	32,214,257	3,477,131	3.06%
Oaktree Opportunities Investments, L.P.(4)	20,153,640	17.83%	11.16%	16,428,631	3,725,009	3.30%
Funds affiliated with Franklin Custodial Funds - Franklin Income Fund(5)	21,656,332	18.80%	11.84%	14,119,703	7,536,629	6.54%
Funds affiliated with Encore LLC(6) 667 Madison Avenue, 10th Floor New York, New York 10065	11,071,525	9.83%	6.14%	9,606,987	1,464,538	1.30%

Executive Officers and Directors:
Robert Cohn	-	-	-	-	-	-
W. Lance Conn	-	-	-	-	-	-
Darren Glatt(7)	35,691,388	31.44%	19.70%	32,214,257	3,477,131	3.06%
Bruce A. Karsh(8)	20,153,640	17.83%	11.16%	16,428,631	3,725,009	3.30%
John D. Markley, Jr.	-	-	-	-	-	-
David C. Merritt	-	-	-	-	-	-
William L. McGrath(9)	212,923	*	*	-	212,923	*
Christopher M. Temple	-	-	-	-	-	-
Eric L. Zinterhofer(10)	35,691,388	31.44%	19.70%	32,214,257	3,477,131	3.06%
Neil Smit(11)	343,675	*	*	-	343,675	*
Eloise E. Schmitz(12)	84,009	*	*	-	84,009	*
Michael Lovett(13)	152,744	*	*	-	152,744	*
Marwan Fawaz(14)	76,372	*	*	-	76,372	*
All executive officers and directors as a group (18 persons) (15)	56,947,325	49.89%	31.21%	48,642,888	8,304,437	7.27%

Selling Stockholders:
Funds affiliated with Lord, Abbett & Co., LLC(16)	2,710,294	2.41%	1.50%	2,044,750	665,544	*
Funds affiliated with MFC Global	2,350,025	2.08%	1.30%	1,538,330	811,695	*

	Shares Beneficially Owned Prior to This Offering(1)				Shares Beneficially Owned After This Offering
Name	Number	Percent of Class	Percent of Vote	Number of Shares Offered	Number	Percent of Class
Investment Management (U.S.), LLC(17)
Funds affiliated with Western Asset Management Company(18)	2,953,360	2.62%	1.64%	2,044,140	909,220	*
__________________
*      Less than 1%.

(1)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.  The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A Common Stock.

(2)
Includes 2,241,299 shares of Class B Common Stock entitled to thirty-five percent (35%) of the vote of the Common Stock on a fully diluted basis; and 0.19 of a Holdco Unit that is exchangeable for 212,923 shares of Class A Common Stock on or prior to November 30, 2014.  Includes shares of Class A Common Stock which are issuable upon exercise of 387,230 in CCH/CIH Warrants held.  Includes shares of Class A Common Stock which are issuable upon exercise of 4,669,384 CII Warrants held. The address of Mr. Allen is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(3)
Includes shares and warrants beneficially owned by the listed shareholder.  Of the amount listed, 32,858,747 shares and 745,379 CIH warrants are held by AP Charter Holdings, L.P.  Of the amount listed, 1,264,996 shares and 121,989 CIH warrants are held by Red Bird, L.P.  Of the amount listed, 450,653 shares and 45,001 CIH warrants are held by Blue Bird, L.P.  Of the amount listed 185,268 shares and 19,355 CIH warrants are held by Green Bird, L.P.  The number of shares reported as beneficially owned and being offered includes: 30,674,101 shares owned of record by AP Charter Holdings, L.P.; 1,024,922 shares owned of record by Red Bird, L.P., 365,127 shares owned of record by Blue Bird, L.P.; and 150,107 owned of record by Green Bird, L.P. (together with Blue Bird, L.P. and Red Bird, L.P., the “Apollo Partnerships”).  The general partner of AP Charter Holdings, L.P. is AP Charter Holdings GP, LLC.  The managers of AP Charter Holdings GP, LLC are Apollo Management VI, L.P. and Apollo Management VII, L.P.  The general partner of Apollo Management VI, L.P. is AIF VI Management, LLC, and the general partner of Apollo Management VII, L.P. is AIF VII Management, LLC.  Apollo Management, L.P. is the sole member and manager of each of AIF VI Management, LLC and AIF VII Management, LLC.  The general partner of Apollo Management, L.P. is Apollo Management GP, LLC.  The general partner of Red Bird, L.P. is Red Bird GP, Ltd. and the general partner of Blue Bird, L.P. is Blue Bird GP, Ltd.  The general partner of Green Bird, L.P. is Green Bird GP, Ltd.  Apollo SVF Management, L.P. is the director of each of Red Bird GP, Ltd. and Blue Bird GP, Ltd., and Apollo Value Management, L.P. is the director of Green Bird GP, Ltd.  The general partner of Apollo SVF Management, L.P. is Apollo SVF Management GP, LLC, and the general partner of Apollo Value Management, L.P. is Apollo Value Management GP, LLC.  Apollo Capital Management, L.P. is the sole member and manager of each of Apollo SVF Management GP, LLC and Apollo Value Management GP, LLC.  The general partner of Apollo Capital Management, L.P. is Apollo Capital Management GP, LLC.  Apollo Management Holdings, L.P. is the sole member and manager of each of Apollo Management GP, LLC and Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P.  The sole shareholder of Red Bird, L.P. is Apollo SOMA Advisors, L.P., the sole shareholder of Blue Bird, L.P. is Apollo SVF Advisors, L.P., and the sole shareholder of Green Bird, L.P. is Apollo Value Advisors, L.P.  The general partner of Apollo SOMA Advisors, L.P. is Apollo SOMA Capital Management, LLC, the general partner of Apollo SVF Advisors, L.P. is Apollo SVF Capital Management, LLC, and the general partner of Apollo Value Advisors, L.P. is Apollo Value Capital Management, LLC.  Apollo Principal Holdings II, L.P. is the sole member and manager of each of Apollo SOMA Capital Management, LLC, Apollo SVF Capital Management, LLC and Apollo Value Capital Management, LLC.  Apollo Principal Holdings II GP, LLC is the general partner of Apollo Principal Holdings II, L.P.  AP Charter Holdings, L.P. does not have voting or dispositive power over the shares owned of record by any of the Apollo Partnerships, and none of the Apollo Partnerships have any voting or dispositive power over the shares owned of record by AP Charter Holdings, L.P. or any of the other Apollo Partnerships.  AP Charter Holdings, L.P. has granted a proxy to Apollo Management VI, L.P. and Apollo Management VII, L.P. to vote the shares of Charter Communications Inc. that AP Charter Holdings, L.P. holds of record.  Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Apollo Management Holdings GP, LLC and Apollo Principal Holdings II GP, LLC, and as such may be deemed to have voting and dispositive powers with respect to the shares that are beneficially owned or owned of record by the Apollo Partnerships.  Each of Messrs. Black, Harris and Rowan, and each of Apollo Management VI, L.P. and Apollo Management VII, L.P., and each of the other general partners, managers and sole shareholders described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by any of AP Charter Holdings, L.P. or the Apollo Partnerships, except to the extent of any pecuniary interest therein.  The address for AP Charter Holdings, L.P., AP Charter Holdings GP, LLC, Apollo SOMA Advisors, L.P., Apollo SVF Advisors, L.P., Apollo Value Advisors, L.P., Apollo SOMA Capital Management, LLC, Apollo SVF Capital Management, LLC, Apollo Value Capital Management, LLC, Apollo Principal Holdings II, L.P. and Apollo Principal Holdings II GP, LLC is One Manhattanville Road, Suite 201, Purchase, NY 10577.  The address for Red Bird, L.P., Red Bird GP, Ltd., Green Bird, L.P., Green Bird GP, Ltd., Blue Bird, L.P. and Blue Bird GP, Ltd. is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9905.  The address for Apollo Management VI, L.P.; Apollo Management VII, L.P.: AIF VI Management, LLC: AIF VII Management, LLC; Apollo Management, L.P.; Apollo Management GP, LLC; Apollo SVF Management, L.P., Apollo Value Management, L.P., Apollo SVF Management GP, LLC, Apollo Value Management GP, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P.; Apollo Management Holdings GP, LLC, and Messrs. Black, Rowan and Harris is 9 W. 57th Street, 43rd Floor, New York, NY 10019.

(4)
Includes shares and warrants beneficially owned by the listed shareholder.  Of the shares included, 19,725,105 are held by Oaktree Opportunities Investments, L.P.  Of the warrants included:  95,741 are held by OCM Opportunities Fund V, L.P.; 215,103 are held by OCM Opportunities Fund VI, L.P.; 104,551 are held by OCM Opportunities Fund VII Delaware, L.P.; 13,140 are held by Oaktree Value Opportunities, L.P.  The mailing address for the holders listed above is c/o Oaktree Capital Management, L.P. 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.  The shares being offered are held by Oaktree Opportunities Investments, L.P.  The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC, with a business address of 333 S. Grand Ave., 28th Floor, Los Angeles, CA  90071, Attn:  Ken Liang.

(5)
Includes shares and warrants exercisable for shares of Class A Common Stock.  Of the amount listed, Franklin related funds hold warrants exercisable for 2,610,619 shares of Class A Common Stock.  The number of shares being offered includes:  11,871,333 shares held by Franklin Custodian Funds – Franklin Income Fund; 1,747,500 shares held by Franklin Templeton Variable Insurance Product Trust – Franklin Strategic Income Securities Fund; 224,146 shares held by Franklin Templeton Investment Funds – Franklin Income Fund; 3,001 shares held by JNL/Franklin Templeton Income Fund; 77,323 shares held by ING Franklin Income Portfolio; 139,181 shares held by EQ/Franklin Core Balanced Portfolio; 46,394 shares held by John Hancock Trust – Income Trust; and 10,825 shares held by Met Investors Series Trust – Met/Franklin Income Portfolio. The business address for all entities listed in the preceding sentence is Franklin Parkway, San Mateo, California 94403.

(6)
The number of shares being offered includes:  2,668,076 shares held by Encore, LLC and 6,938,911 shares held by Encore II, LLC.  The business address for Encore, LLC and Encore II, LLC is 667 Madison Avenue, 10th Floor, New York, New York 10065.

(7)
By virtue of being a principal at Apollo Management, L.P, Mr. Glatt may be deemed to have or share beneficial ownership of shares beneficially owned by AP Charter Holdings, L.P., Red Bird, L.P., Blue Bird, L.P.; and Green Bird, L.P.  Mr. Glatt expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 3.

(8)
By virtue of being the President of Oaktree Capital Management, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares beneficially owned by Oaktree Opportunities Investments, L.P.  Mr. Karsh expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 4.

(9)
By virtue of being the Executive Vice President and General Counsel of Vulcan Inc., Mr. McGrath may be deemed to have or share beneficial ownership of shares beneficially owned by CII. CII currently holds 0.19 Holdco Units that may be exchanged for 212,923 shares of Class A Common Stock. Mr. McGrath expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein.

(10)
By virtue of being a senior partner at Apollo Management, L.P, Mr. Zinterhofer may be deemed to have or share beneficial ownership of shares beneficially owned by AP Charter Holdings, L.P., Red Bird, L.P., Blue Bird, L.P.; and Green Bird, L.P.  Mr. Zinterhofer expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 3.

(11)	Includes 343,675 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(12)	Includes 84,009 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(13)	Includes 152,744 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(14)	Includes 76,372 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(15)
Includes shares of restricted stock issued pursuant the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted, and the shares of our Class A Common Stock beneficially owned described in footnotes (7), (8), (9), (10), (11), (12), (13) and (14).

(16)
The number of shares being offered includes:  68,209 owned by MHAM US Income Open; 1,597,250 shares owned by Lord Abbett Bond - Debenture Fund, Inc.; 68,210 shares owned by Lord Abbett Investment Trust - Lord Abbett High Yield Fund; 68,210 shares owned by Lord Abbett Research Fund, Inc. - Lord Abbett Capital Structure Fund; 3,410 shares owned by Lord Abbett Series Fund, Inc. - America’s Value Portfolio; 45,473 shares owned by Lord Abbett Series Fund, Inc. - Bond-

Debenture Portfolio; 188,669 shares owned by MET Investors Series Trust - Bond Debenture Portfolio; and 2,273 shares owned by Advanced Series Trust - Bond Debenture Portfolio; 3,046 shares owned by Roszel Lord Abbett Bond Debenture.

(17)
The number of shares being offered includes:  617,162 shares held by John Hancock High Yield Bond Fund; 11,936 shares held by John Hancock Funds Strategic Income Fund; 66,049 shares held by John Hancock Trust Strategic Income Trust; 117,434 shares held by John Hancock Strategic Income Fund; 9,322 shares held by John Hancock Investors Trust; 1,705 shares held by John Hancock Funds III Leveraged Companies Fund; 298,873 shares held by John Hancock Funds II High Income Fund; 40,357 shares held by John Hancock Funds II Strategic Income Fund; 309,218 shares held by the John Hancock Trust High Income Trust; 33,536 shares held by Manulife Global Fund U.S. High Yield Bond Fund; 2,728 shares held by Manulife Global Fund Strategic Income Fund; 2,841 shares held by Manulife International Limited Global Strategic Income Fund; and 27,169 shares held by Manulife Strategic Income Fund.

(18)
The number of shares being offered includes:  10,456 shares held by CGCM High Yield Investments; 5,554 shares held by Legg Mason US$ High Yield Bond Fund; 41,021 shares held by Western Asset Strategic US$ High Yield LLC; 637,073 shares are held by Western Asset Opportunistic US$ High Yield Securities Portfolio, LLC; 28,265 shares are held by Stichting Pensioenfonds DSM Nederland; 11,990 shares are held by Legg Mason Partners Capital and Income Fund Inc. (SCD); 150,842 shares are held by Legg Mason Partners Global High Yield Bond Fund; 83,172 shares are held by Legg Mason Partners Capital & Income Fund; 126,560 shares are held by Western Asset High Yield Portfolio; 50,352 shares are held by Western Asset Global Partners Fund Inc.; 95,153 shares are held by Western Asset High Income Opportunity Fund Inc.; 10,703 shares are held by Western Asset High Income Fund, Inc.; 187,249 shares are held by Western Asset High Income Fund II Inc.; 11,222 shares are held by Western Asset Global High Yield Bond Portfolio; 26,001 shares are held by Legg Mason Partners Variable Global High Yield Bond Portfolio; 81,808 shares are held by Legg Mason Partners High Income Fund; 57,830 shares are held by Western Asset Managed High Income Fund Inc. (MHY); 36,112 shares are held by Legg Mason Partners Variable High Income Portfolio; 141,314 shares are held by John Hancock II U.S. High Yield Bond Fund; 234,870 shares are held by John Hancock High Yield Trust; and 16,593 are held by Western Asset Global High Yield Bond Fund.  Western Asset Management Company does not directly own any of the offered shares. All offered shares reported in the preceding sentence are held in various client accounts, for which Western Asset Management Company is the investment manager. Western Asset Management Company may be deemed to be the beneficial owner of shares beneficially owned by all of the entities listed in the preceding sentence, but disclaims such beneficial ownership for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, or otherwise.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the provisions of applicable law.  Copies of our amended and restated certificate of incorporation and our amended and restated bylaws are filed as exhibits to the Current Report on Form 8-K filed with the SEC on December 4, 2009 and incorporated herein by reference.

Authorized Capital Stock upon Emergence

Charter has the authority to issue a total of 1,175,000,000 shares of capital stock, consisting of:

•	900,000,000 shares of Class A Common Stock;

•	25,000,000 shares of Class B Common Stock; and

•	250,000,000 shares of preferred stock, including 5,520,001 shares of Series A Preferred Stock.

Common Stock

Common Stock Outstanding

The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock  (collectively with the Class A Common Stock, the “Common Stock”) are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Stock and shares of any other series of our preferred stock which we may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

The Class B Common Stock is identical to the Class A Common Stock except with respect to certain voting, transfer and conversion rights. Subject to the Lock-Up Agreement (as defined below), each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder or, at any time on or after January 1, 2011 and until September 15, 2014, at the option of a majority of the disinterested members of the board of directors, and at any time after September 15, 2014 at the election of a majority of the members of the board of directors (other than members of the board of directors elected by holders of Class B Common Stock). Class B Common Stock is subject to significant transfer restrictions including restrictions under a Lock-Up Agreement between the Company and the holders of the Class B Common Stock (the “Lock-Up Agreement”). Class A Common Stock, however, issued upon conversion of Class B Common Stock, is not subject to the same restrictions. Shares of Class B Common Stock must at all times be held only by (i) Mr. Paul G. Allen, (ii) his estate, spouse, immediate family members and heirs, and (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred to in clause (ii) above or a combination of the above, which we refer to collectively as Authorized Class B Holders, and upon any transfer to a person or entity other than an Authorized Class B Holder, each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock. In addition, certain restrictions on conversion and transfer of Class B Common Stock are set forth in the Lock-Up Agreement.  Shares of the Class B Common Stock are only to be issued to Mr. Allen or certain of his affiliates.

Voting Rights

Holders of shares of our capital stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors, as follows:

•	shares of Class A Common Stock are entitled to one vote per share;

•
shares of Class B Common Stock are entitled to a number of votes per share, which at all times when shares of Class B Common Stock are outstanding represent 35% of the combined voting power of the Company’s capital stock, on a fully diluted basis; and

•	the Series A Preferred Stock is entitled to 0.025 vote per share.

Mr. Allen and entities affiliated with Mr. Allen hold in excess of 35% of the combined voting power of the capital stock of Charter and have the right to elect four of 11 members of the board of directors. There may be additional holders of significant voting power in Charter, though pursuant to the Amended and Restated Certificate of Incorporation, prior to September 15, 2014, the votes attributable to each share of Class A Common Stock held by any holder (other than Mr. Allen and certain of his affiliates) will be automatically reduced pro rata among all shares of Class A Common Stock held by such holder and (if applicable) shares of Class A Common Stock held by any other holder (other than Mr. Allen and certain of his affiliates) included in any “person” or “group” with such holder so that no “person” or “group” (other than Mr. Allen and certain of his affiliates) is or becomes the holder or beneficial owner (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 34.9% of the combined voting power of the capital stock of Charter, subject to waiver by the disinterested members of the board of directors as provided in the Amended and Restated Certificate of Incorporation. We refer to this voting power limitation as the Voting Threshold.  Holders of Class B Common Stock (other than Mr. Allen and certain of his affiliates) are also subject to a reduction of their voting power to comply with the Voting Threshold.

The holders of Common Stock and their respective affiliates will not have cumulative voting rights.

Pursuant to our amended and restated bylaws, the number of members of the board of directors shall be fixed at 11 members. Except for the initial board of directors, which was appointed pursuant to the terms of the Plan, for as long as shares of Class B Common Stock are outstanding, holders of Class B Common Stock have the right to elect 35% of the members of the board of directors (rounded up to the next whole number), and all other members of the board of directors will be elected by majority vote of the holders of Class A Common Stock (and any series of preferred stock then entitled to vote at an election of the directors).  In addition, members of the board of directors elected by holders of Class B Common Stock have no less than proportionate representation on each committee of the board of directors, subject to applicable SEC and stock exchange rules and except for any committee formed solely for the purpose of reviewing, recommending and/or authorizing any transaction in which holders of Class B Common Stock or their affiliates (other than Charter or its subsidiaries) are interested parties.

Under the new Amended and Restated Certificate of Incorporation, (i) any director may be removed for cause by the affirmative vote of a majority of the voting power of the outstanding Class A Common Stock and Class B Common Stock (and any series of preferred stock then entitled to vote at an election of directors), voting together as a single class, (ii) any director elected by the holders of Class B Common Stock voting separately as a class may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class, and (iii) any director elected by the vote of the holders of Class A Common Stock voting separately as a class (including holders of voting preferred stock, as applicable) may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class A Common Stock, voting separately as a class (including any holders of voting preferred stock entitled to vote thereon).

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of each class of Common Stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors.  In addition to such restrictions, whether any future dividends are paid to Charter’s stockholders will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including Charter’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects.  The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of the Charter’s preferred stock, including the Series A Preferred Stock, and the availability of sufficient funds under the Delaware General Corporation Law ("DGCL") to pay dividends.  For a more complete description of the dividend rights of holders of shares of Charter’s preferred stock, see the sections titled “Description of Capital Stock—Series A 15% Pay-In-Kind Preferred Stock, and —Blank Check Preferred Stock” below.

Warrants to Purchase Class A Common Stock

Pursuant to the Plan, Charter issued warrants to purchase Class A Common Stock to (i) holders of notes issued by CCH I Holdings, LLC (“CIH”) (the “CIH Warrants”), (ii) holders of notes issued by Charter Communications Holdings, LLC (“Charter Holdings” or “CCH”) (the “CCH Warrants”) and (iii) Charter Investment, Inc. (“CII”), an entity that is 100% owned by Mr. Allen (the “CII Warrants”).  The CIH Warrants, CCH Warrants and CII Warrants have an exercise price of $46.86, $51.28 and $19.80, respectively.  Each of the CIH Warrants and CCH Warrants expire five years after the date of issuance.  The CII Warrants expire seven years after the date of issuance.  The warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of Class A Common Stock and in connection with certain distributions of cash, assets or securities.  In addition, holders of certain of the warrants have the right to participate, along with other holders of Common Stock, in future below-market offerings of rights to purchase securities (including, but not limited to, Common Stock) on an as-exercised basis.  The warrants are not redeemable.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Charter, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Charter available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

Preemptive Rights

Pursuant to our amended and restated certificate of incorporation, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation provides that the board of directors may impose restrictions on the trading of Charter’s stock if (i) Charter has experienced an “owner shift” as determined for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, of at least 25 percentage points and (ii) the equity value of Charter has decreased by at least 35% since our emergence from bankruptcy on November 30, 2009 (the “Effective Date”). These restrictions, which are intended to preserve Charter’s ability to use its net operating losses, which we refer to as NOLs, may prohibit any person from acquiring stock of Charter if such person is a “5% shareholder” or would become a “5% shareholder” as a result of such acquisition.  The restrictions will not operate to prevent any stockholder from disposing of shares and are subject to certain other exceptions relating to shares of Common Stock issued or issuable under the Plan. The board of director’s ability to impose these restrictions will terminate on November 30, 2014.

In addition, our amended and restated certificate of incorporation, in addition to any affirmative vote required by law or our amended and restated bylaws, a “business combination” (as defined in our amended and restated certificate of incorporation) involving as a party, or proposed by or on behalf of, an “interested stockholder,” an “affiliate,” or an “associate” of the “interested stockholder” (each as defined in our amended and restated certificate of incorporation) or a person who upon consummation of the “business combination” would become an “affiliate” or “associate” of an “interested stockholder” requires, unless prohibited by law, that (i) a majority of the members of the board of directors who are not an “affiliate” or “associate” or representative of an “interested stockholder” must determine that the “business combination,” including the consideration, is fair to the Company and its stockholders (other than any “interested stockholder” or its “affiliates and associates); and (ii)

holders of a majority of the votes entitled to be cast by holders of all of the then outstanding shares of “voting stock” (as defined in our amended and restated certificate of incorporation), voting together as a single class (excluding voting stock beneficially owned by any “interested stockholder” or its “affiliate” or “associate”) must approve the transaction.

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder.  A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law, or “opt-out.”  We have not elected to “opt-out.”

Preferred Stock

Series A 15% Pay-In-Kind Preferred Stock

Shares of our Series A Preferred Stock rank senior as to dividends to shares of our Common Stock.  For the first three years after the Effective Date, each share of Series A Preferred Stock is entitled to an annual dividend at the rate of 15% of the initial liquidation preference of $25 (equivalent to $3.75 per annum per share), payable in cash or, at the option of Charter, by issuing additional shares of Series A Preferred Stock in the amount of the dividend payment, or a combination of both. Such dividends is cumulative and will be payable semi-annually in arrears on January 15 and July 15 of each year.  The Series A Preferred Stock is not convertible or exchangeable at the option of a holder thereof into any other class or series of stock or obligations of Charter, and for the first six months after the Effective Date, shares of Series A Preferred Stock may only be redeemed in cash.  Thereafter, Charter may redeem the Series A Preferred Stock in whole or in part at any time upon at least 15 days prior written notice and payment of 100% of the liquidation preference, together with accrued and unpaid dividends thereon, whether or not declared, which amounts would be payable in cash, Class A Common Stock or a combination thereof. To the extent any shares of Series A Preferred Stock are not redeemed within the three years following the Effective Date, the Series A Preferred Stock shall be entitled to an annual dividend at the following annual rates: in the fourth year after the Effective Date, at an annual rate of 17%, and in the fifth year after the Effective Date, at an annual rate of 19%. The terms of the Series A Preferred Stock require that no later than November 30, 2014, Charter shall redeem the Series A Preferred Stock at 100% of the liquidation preference, together with accrued and unpaid dividends thereon, whether or not declared, which amounts will be payable in cash, Class A Common Stock or a combination thereof. Any redemption payment in Class A Common Stock may not exceed 20% of the fully diluted shares of Class A Common Stock at the time of such redemption payment.  If Charter elects to pay any redemption payment, in whole or in part, in shares of Class A Common Stock, the number of shares of Class A Common Stock to be delivered with respect to the shares of Series A Preferred Stock being redeemed shall be equal to: (1) the liquidation preference of the shares of Series A Preferred Stock being redeemed and any other accrued and unpaid dividends whether or not declared; divided by (2) the market price of a share of Class A Common Stock equal to the volume weighted average price during the preceding twenty (20) consecutive trading days.

In the event of Charter’s voluntary or involuntary liquidation, winding-up, bankruptcy or dissolution, after payment in full of all amounts owed to the debtors’ creditors and any stock senior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to receive and to be paid out of Charter’s assets available for distribution to its stockholders, before any payment or distribution is made to holders of junior stock (including our Common Stock), a liquidation preference in the amount of $25 per share of Series A Preferred Stock, plus accumulated and unpaid dividends on the shares of Series A Preferred Stock to the payment date of liquidation, winding-up, bankruptcy or dissolution. If, upon Charter’s voluntary or involuntary liquidation, winding up, bankruptcy or dissolution, the amounts payable with respect to the liquidation preference of the Series A Preferred Stock and all stock pari passu to Series A Preferred Stock are not paid in full, the holders of Series A Preferred Stock and such pari passu stock will share equally and ratably in any distribution of Charter’s assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. In each case, after the payment in full of all amounts owed to the debtors’ creditors and all amounts owed to holders of Series A Preferred Stock or any other preferred stock outstanding, the remaining assets of Charter will be distributed ratably to the holders of shares of Common Stock, treated as a single class. The rights, preferences and privileges of holders of shares of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of Series A Preferred Stock, as well as any series of preferred stock which Charter may designate and issue in the future without stockholder approval.

Blank Check Preferred Stock

Under the terms of our amended and restated certificate of incorporation, the board of directors is authorized to issue from time to time up to an aggregate of 250 million shares of series of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Charter.

Transfer Agent and Registrar

Mellon Investor Services, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

We have applied to list our Class A Common Stock on NASDAQ under the trading symbol “CHTR.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A Common Stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our Class A Common Stock prevailing from time to time.

Sale of Restricted Shares

As of December 30, 2009, we had 112,580,532 shares of Class A Common Stock outstanding. Except as set forth below, all shares of our Class A Common Stock outstanding after this offering will be freely tradeable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our Class A Common Stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

Class A Common Stock and Warrants Issued in Reliance on Section 1145 of the Bankruptcy Code

We relied on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of a portion of our Class A Common Stock, as well as the CIH Warrants and CCH Warrants to purchase Class A Common Stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities issued under 1145(a)(1) of the Bankruptcy Code, such as the CIH Warrants and CCH Warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•
purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under the Plan for the holders of those securities;

•
offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) (a) under an agreement made in connection with the Plan, the completion of the Plan, or with the offer or sale of securities under the Plan; or (b) is an “affiliate” of the issuer.

To the extent that persons who receive Class A Common Stock are deemed to be “underwriters,” resales by those persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our Class A Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

Class A Common Stock Issued in the Rights Offering and Class B Common Stock and CII Warrants issued to Mr. Allen

Certain holders of notes of certain of our subsidiaries (the “Eligible Holders”) agreed to purchase shares of our Class A Common Stock in a rights offering pursuant to the Plan and certain commitment agreements. In addition, we issued shares of Class B Common Stock and CII Warrants to CII (an entity controlled by Mr. Allen) pursuant to the Plan.  The Class A Common Stock issued to the Eligible Holders pursuant to the rights offering, and the Class B Common Stock and CII Warrants issued to CII pursuant to the Plan, are exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof, are deemed “restricted securities” within the meaning of Rule 144 of the Securities Act and may not be sold unless registered under the Securities Act or in compliance with an applicable exemption therefrom. As a result, the Class A Common Stock issued to the Eligible Holders, and Class B Common Stock and CII Warrants issued to CII, are not freely tradeable.

Pursuant to the Plan and a registration rights agreement that we entered into with the members of the Crossover Committee (as defined in the Plan), CII and Mr. Allen, we are required to use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the Class A Common Stock issued to the members of the Crossover Committee, and any Class A Common Stock issuable  to Mr. Allen (or his designees) upon (i) exchange of its Class B Common Stock and Holdco Units (as defined below) or (ii) exercise of its CII Warrants, to be declared effective by the SEC no later than June 30, 2010, permitting such Class A Common Stock to be freely tradable, subject to the volume limitations and other restrictions set forth in Rule 144 applicable to Class A Common Stock held by affiliates of the Company.  Pursuant to such requirement, we have filed this registration statement on Form S-1 with the SEC.  Eligible Holders that purchased less than 1% of the Class A Common Stock in the rights offering are not entitled to registration rights.

Holdco Exchange Agreement

On November 30, 2009, the Company, Charter Holdco, CII and Mr. Allen entered into an exchange agreement (the “Holdco Exchange Agreement”), pursuant to which Mr. Allen and certain persons and entities affiliated with Mr. Allen (together, the “Allen Entities”) have the right and option, at any time and from time to time on or prior to November 30, 2014, to require the Company to (i) exchange all or any portion of their  membership units in Charter Holdco (the “Holdco Units”) for $1,000 in cash and up to 1,120,649 shares of Class A Common Stock in a taxable transaction, (ii) exchange 100% of the equity in such Allen Entity for $1,000 in cash and 1,120,649 shares of Class A Common Stock in a taxable transaction, or (iii) permit such Allen Entity to merge with and into the Company, or a wholly-owned subsidiary of the Company, or undertake tax-free transactions similar to the taxable transactions in clauses (i) and (ii), provided that the exchange rights described in clauses (ii) and (iii) are subject to certain limitations.  The number of shares of Class A Common Stock that an Allen Entity receives is subject to certain adjustments, including for certain distributions received from Charter Holdco prior to the date the option to exchange is exercised and for certain distributions made by the Company to holders of its Class A Common Stock.  In addition, no sooner than at least 120 days following the Effective Date, in the event that a transaction that would constitute a Change of Control (as defined in the Lock-Up Agreement) is approved by a majority of the members of the Board of Directors of the Company not affiliated with the person(s) proposing such transactions, the Company will have the right to require the Allen Entities to effect an exchange transaction of the type elected by the Allen Entities from subclauses (i), (ii) or (iii) above, which election is subject to certain limitations.

As of the Effective Date, there was an aggregate of 100 Holdco Units outstanding, of which 99 were held by Charter and one (1) was held by CII.  As permitted by the Exchange Agreement, on December 28, 2009, CII exchanged 0.81 Holdco Unit for 907,698 shares of Class A Common Stock plus $1,000.  As a result, as of December 31, 2009, Charter holds 99.81 Holdco Units and CII holds 0.19 Holdco Unit.  Pursuant to the terms of the Exchange Agreement, CII can exchange its 0.19 Holdco Unit for an additional 212,923 shares of our Class A Common Stock on or prior to November 30, 2014.

Lock-Up Agreement

On the Effective Date, the Company, CII and Mr. Allen entered into a lock up agreement (the “Lock-Up Agreement”) pursuant to which Mr. Allen and any permitted affiliate of Mr. Allen that will hold shares of Class B Common Stock, from and after the Effective Date to, but not including, the earliest to occur of (i) September 15, 2014, (ii) the repayment, replacement, refinancing or substantial modification, including any waiver, to the change of control provisions of the CCO Credit Facility and (iii) a Change of Control (as defined in the Lock-Up Agreement), Mr. Allen and/or any such permitted affiliate shall not transfer or sell shares of Class B Common Stock received by such person under the Plan or convert shares of Class B Common Stock received by such person under the Plan into Class A Common Stock except to Mr. Allen and/or such permitted affiliates.

Stock Options and Other Stock Awards

 The Plan contemplates the adoption of a new management incentive plan under which shares of our Class A Common Stock, or options or other awards to purchase shares of Class A Common Stock, can be issued to the Company’s directors, management and other employees.  Under our Amended and Restated 2009 Stock Incentive Plan, 7,696,786 shares of Class A Common Stock have been reserved for issuance, and on December 16, 2009, Charter awarded 1,923,886 restricted shares of Class A Common Stock to certain of its employees.

We have filed a registration statement on Form S-8 covering all of the shares of Class A Common Stock reserved for issuance under our Amended and Restated 2009 Stock Incentive Plan, and such shares will be freely tradeable in the public market as soon as issued subject to certain limitations applicable to affiliates and any restrictions applicable to the vesting of awards.

Series A Preferred Stock

On or after May 31, 2010, we may, at our option, redeem the Series A Preferred Stock with shares of Class A Common Stock.  See "Description of Capital Stock – Preferred Stock – Series A 15% Pay-In-Kind Preferred Stock” herein.  Any Class A Common Stock issued in redemption of the Series A Preferred Stock would be freely tradeable in the public market as soon as issued subject to certain limitations applicable to any affiliates.

PLAN OF DISTRIBUTION

The Class A Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchaser of the Class A Common Stock, which discounts, concessions or commissions as to particular underwriters, brokers or agents may be in excess of those customary in the type of transactions involved.

The selling stockholders and any such broker-dealers or agents who participate in the distribution of the Class A Common Stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Class A Common Stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

If Class A Common Stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The sale of Class A Common Stock offered by this prospectus may be effected in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sale of the Class A Common Stock offered by this prospectus may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which the Class A Common Stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

•	transactions involving cross or block trades;

•	in the over-the counter market;

•	through the distribution by any selling stockholder to its partners, members or shareholders;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In connection with the sales of Class A Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of Class A Common Stock in the course of hedging their positions. The selling stockholders may also sell the Class A Common Stock short and deliver the Class A Common Stock to close out short positions, or loan or pledge the Class A Common Stock to broker-dealers that in turn may sell the Class A Common Stock.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of Class A Common Stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of Class A Common Stock by the selling stockholders. In addition, we cannot assure you that any such selling stockholders will not transfer, devise or gift the Class A Common Stock by other means not described in this prospectus. There can be no assurance that any selling stockholder will sell any or all of the Class A Common Stock pursuant to this prospectus. In addition, any Class A Common Stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of Class A Common Stock to the public, other than commissions or discounts of underwriters, broker-dealers, or agents. Under the Plan we are also obligated to provide customary indemnification to selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised each of the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, incorporated in this prospectus by reference to our Current Report on Form 8-K filed on December 4, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year-ended December 31, 2008, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, on the consolidated financial statements appearing in our Current Report on Form 8-K filed on December 4, 2009 and the effectiveness of internal control over financial reporting appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 consolidated financial statements refers to the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51, and Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), effective January 1, 2009.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered.  All amounts except the SEC registration fee are estimated.

Amount
SEC registration fee	$218,108
Accounting fees and expenses	100,000
Legal fees and expenses	300,000
Printing fees and expenses	100,000
Total	$718,108

Item 14.   Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL or other applicable law.  In addition, our Amended and Restated Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors to Charter or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

We have and intend to maintain director and officer liability insurance, if available on reasonable terms.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We are organized under the laws of the State of Delaware.  Section 145 of the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful.  A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation.  Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

We have entered into indemnification agreements that require us to indemnify each of our directors and officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of

Charter or any of our subsidiaries.  We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Item 15.   Recent Sales of Unregistered Securities.

On the Effective Date, all existing shares of old common stock were cancelled pursuant to the Plan.  In addition, pursuant to the Plan on the Effective Date, Charter issued (i) approximately 21.1 million shares of Class A Common Stock pro rata to holders of CCH I Notes Claims (the “New Class A Global Stock”); (ii) approximately 86.6 million shares of Class A Common Stock to creditors that exercised rights received in a rights offering; (iii) approximately 2.1 million shares of Class A Common Stock to certain parties for exercising a certain overallotment option (collectively with the common stock issued in (ii) of this paragraph, the “New Class A Certificated Stock”, and together with the New Class A Global Stock, the “New Class A Stock”); (iv) approximately 2.2 million shares of Class B Common Stock to CII (the “New Class B Stock,” and together with the New Class A Stock, the “New Common Stock”); (v) approximately 5.5 million shares of preferred stock (the “Preferred Stock”); (vi) warrants to purchase approximately 4.7 million shares of New Class A Stock to CII (the “CII Warrants”); (vii) warrants to purchase approximately 6.4 million shares of New Class A Stock to holders of CIH Notes (the “CIH Warrants”); and (viii) warrants to purchase approximately 1.3 million shares of New Class A Stock (the “CCH Warrants”).  Based on the Plan and Confirmation Order entered by the Bankruptcy Court on November 17, 2009, (i) the issuance of shares of New Class A Global Stock, the Preferred Stock, the CIH Warrant (including shares of common stock issuable upon exercise thereof) and the CCH Warrants (including shares of common stock issued upon exercise thereof) described in the preceding sentence are exempt from registration requirements of the Securities Act, in reliance on Section 1145 of the Bankruptcy Code, and (ii) shares of New Class B Stock, New Class A Certificated Stock and CII Warrants described in the preceding sentence are exempt from registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated:

Exhibit	Description

3.1
Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

3.2
Amended and Restated By-laws of Charter Communications, Inc. as of November 30, 2009 (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.1
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.2
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.3
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.4
Lock-Up Agreement, dated as November 30, 2009, among Charter Communications, Inc, Paul G. Allen and Charter Investment, Inc. (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

5.1*	Legal Opinion of Kirkland & Ellis LLP.
10.1
Commitment Letter, dated February 11, 2009, by and among Charter Communications, Inc., CCH I LLC, CCH II LLC, Charter Communications Operating, LLC and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.2(a)	Restructuring Agreement, dated February 11, 2009, by and between Charter Communications, Inc.

and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.2(b)
Amendment to Restructuring Agreement, dated July 30, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.2(c)
Second Amendment to Restructuring Agreement, dated September 29, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.2(d)
Third Amendment to Restructuring Agreement, dated October 13, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.2(e)
Fourth Amendment to Restructuring Agreement, dated October 30, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.2(f)*	Fifth Amendment to Restructuring Agreement, dated November 10, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee.
10.2(g)*	Sixth Amendment to Restructuring Agreement, dated November 25, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee.
10.3(a)
Restructuring Agreement, dated as of February 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.3(b)
Amendment to Restructuring Agreement, dated July 30, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.3(c)
Second Amendment to Restructuring Agreement, dated September 29, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.3(d)
Third Amendment to Restructuring Agreement, dated October 13, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.3(e)
Fourth Amendment to Restructuring Agreement, dated October 30, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.3(f)*	Fifth Amendment to Restructuring Agreement, dated November 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc.
10.3(g)*	Sixth Amendment to Restructuring Agreement, dated November 25, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc.
10.4
Indenture relating to the 8 3/4% Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Charter Communications, Inc.'s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).

10.5
Indenture relating to the 8% senior second lien notes due 2012 and 8 3/8% senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).

10.6(a)
Indenture relating to the 10.875% senior second lien notes due 2014 dated as of March 19, 2008, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wilmington Trust Company, trustee (incorporated by reference to Exhibit 10.1 to the quarterly report filed on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-027927)).

10.6(b)
Collateral Agreement, dated as of March 19, 2008 by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp., CCO Holdings, LLC and certain of its subsidiaries in favor of Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the quarterly report filed on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-027927)).

10.7
Indenture relating to the 13.5% senior notes due 2016, dated as of November 30, 2009, by and among CCH II, LLC, CCH II Capital Corp. and The Bank of New York Mellon Trust Company, NA (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.8
Registration Rights Agreement, dated as of November 30, 2009, by and among Charter Communications, Inc. and certain investors listed therein (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.9
Exchange and Registration Rights Agreement, dated as of November 30, 2009, by and among CCH II, LLC, CCH II Capital Corp and certain investors listed therein (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.10
Amended and Restated Limited Liability Company Agreement, dated as of November 30, 2009, among Charter Communications, Inc, Charter Investment, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.11
Exchange Agreement, dated as of November 30, 2009, among Charter Communications, Inc., Charter Investment, Inc., Paul G. Allen and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.12
Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).

10.13
Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).

10.14
Amended and Restated Credit Agreement, dated as of March 6, 2007, among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.15
Amended and Restated Guarantee and Collateral Agreement made by CCO Holdings, LLC, Charter Communications Operating, LLC and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.16
Credit Agreement, dated as of March 6, 2007, among CCO Holdings, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.17
Pledge Agreement made by CCO Holdings, LLC in favor of Bank of America, N.A., as Collateral Agent, dated as of March 6, 2007 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.18+	Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Charter Communications, Inc. filed on December 21, 2009 (File No. 001-33664)).
10.19+
Amended and Restated Employment Agreement dated as of July 1, 2008, by and between Neil Smit and Charter Communications, Inc. (incorporated by reference, to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 30, 2008 (File No. 000-27927)).

10.20+
Amendment to Employment Agreement of Neil Smit, dated November 30, 2009 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.21+
Amended and Restated Employment Agreement between Eloise E. Schmitz and Charter Communications, Inc., dated as of July 1, 2008 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 5, 2008 (File No. 000-27927)).

10.22+
Amendment to Amended and Restated Employment Agreement of Eloise Schmitz, dated November 30, 2009 (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.23+
Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).

10.24+
Amendment to the Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of March 5, 2008 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc., filed on May 12, 2008 (File No. 000-27927)).

10.25+
Amended and Restated Employment Agreement between Marwan Fawaz and Charter Communications, Inc. dated August 1, 2007 (incorporated by reference to Exhibit 10.52(a) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 16, 2009 (File No. 000-27927)).

10.26+
Amendment to Amended and Restated Employment Agreement between Marwan Fawaz and Charter Communications, Inc. dated as of March 5, 2008(incorporated by reference to Exhibit 10.52(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 16, 2009 (File No. 000-27927)).

10.27+
Amendment to Amended and Restated Employment Agreement of Marwan Fawaz, dated November 30, 2009 (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.28+
Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).

10.29+
Amendment to the Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of March 5, 2008 (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-27927)).

10.30+
Amendment to the Amended and Restated Employment Agreement of Grier C. Raclin, dated November 30, 2009 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.31+
Separation Agreement and Release, dated December 15, 2009, by and between Grier C. Raclin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 21, 2009 (File No. 001-33664).

10.32+
Charter Communications, Inc. Value Creation Plan adopted on March 12, 2009 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 7, 2009 (File No. 001-33664)).

10.33
Debtors’ Disclosure Statement filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on May 1, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664).

10.34
Debtors’ Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 15, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664).

21.1*	Subsidiaries of Charter Communications, Inc.
23.1*	Consent of KPMG LLP
23.2	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).

_____________________

*	Filed herewith.
+	Management compensatory plan or arrangement.

 (b) Financial Statement Schedules.

Schedules have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or related notes of the prospectus which forms a part of this registration statement.

Item 17.  Undertakings

a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

d)	The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e)
The undersigned hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of St. Louis, state of Missouri, on December 31, 2009.

             CHARTER COMMUNICATIONS, INC.

      /s/ Kevin D. Howard
       Kevin D. Howard
       Senior Vice President – Finance, Controller and Chief Accounting Officer

*  *  *  *  *  *

The remainder of this page is intentionally left blank.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eloise E. Schmitz, Gregory L. Doody, Richard R. Dykhouse and Paul J. Rutterer, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Neil Smit Neil Smit	President, Chief Executive Officer, Director (Principal Executive Officer)	December 31, 2009

/s/ Eloise E. Schmitz Eloise E. Schmitz	Chief Financial Officer (Principal Financial Officer)	December 31, 2009

/s/ Kevin D. Howard Kevin D. Howard	Chief Accounting Officer (Principal Accounting Officer)	December 31, 2009

/s/ Eric L. Zinterhofer Eric L. Zinterhofer	Director	December 31, 2009

/s/ W. Lance Conn W. Lance Conn	Director	December 31, 2009

/s/ Darren Glatt Darren Glatt	Director	December 31, 2009

/s/ Bruce A. Karsh Bruce A. Karsh	Director	December 31, 2009

/s/ John D. Markley, Jr. John D. Markley, Jr.	Director	December 31, 2009

/s/ William L. McGrath William L. McGrath	Director	December 31, 2009

/s/ David C. Merritt David C. Merritt	Director	December 31, 2009

/s/ Christopher M. Temple Christopher M. Temple	Director	December 31, 2009

/s/ Robert Cohn Robert Cohn	Director	December 31, 2009

Exhibit	Description

3.1
Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

3.2
Amended and Restated By-laws of Charter Communications, Inc. as of November 30, 2009 (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.1
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.2
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.3
Warrant Agreement, dated as of November 30, 2009, by and between Charter Communications, Inc. and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.4
Lock-Up Agreement, dated as November 30, 2009, among Charter Communications, Inc, Paul G. Allen and Charter Investment, Inc. (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

5.1*	Legal Opinion of Kirkland & Ellis LLP.
10.1
Commitment Letter, dated February 11, 2009, by and among Charter Communications, Inc., CCH I LLC, CCH II LLC, Charter Communications Operating, LLC and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.2(a)
Restructuring Agreement, dated February 11, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.2(b)
Amendment to Restructuring Agreement, dated July 30, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.2(c)
Second Amendment to Restructuring Agreement, dated September 29, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.2(d)
Third Amendment to Restructuring Agreement, dated October 13, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.2(e)
Fourth Amendment to Restructuring Agreement, dated October 30, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.2(f)*	Fifth Amendment to Restructuring Agreement, dated November 10, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee.
10.2(g)*	Sixth Amendment to Restructuring Agreement, dated November 25, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee.
10.3(a)
Restructuring Agreement, dated as of February 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.3(b)	Amendment to Restructuring Agreement, dated July 30, 2009, by and among Paul G. Allen, Charter

Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.3(c)
Second Amendment to Restructuring Agreement, dated September 29, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.3(d)
Third Amendment to Restructuring Agreement, dated October 13, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.3(e)
Fourth Amendment to Restructuring Agreement, dated October 30, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.3(f)*	Fifth Amendment to Restructuring Agreement, dated November 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc.
10.3(g)*	Sixth Amendment to Restructuring Agreement, dated November 25, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc.
10.4
Indenture relating to the 8 3/4% Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Charter Communications, Inc.'s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).

10.5
Indenture relating to the 8% senior second lien notes due 2012 and 8 3/8% senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).

10.6(a)
Indenture relating to the 10.875% senior second lien notes due 2014 dated as of March 19, 2008, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wilmington Trust Company, trustee (incorporated by reference to Exhibit 10.1 to the quarterly report filed on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-027927)).

10.6(b)
Collateral Agreement, dated as of March 19, 2008 by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp., CCO Holdings, LLC and certain of its subsidiaries in favor of Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the quarterly report filed on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-027927)).

10.7
Indenture relating to the 13.5% senior notes due 2016, dated as of November 30, 2009, by and among CCH II, LLC, CCH II Capital Corp. and The Bank of New York Mellon Trust Company, NA (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.8
Registration Rights Agreement, dated as of November 30, 2009, by and among Charter Communications, Inc. and certain investors listed therein (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.9
Exchange and Registration Rights Agreement, dated as of November 30, 2009, by and among CCH II, LLC, CCH II Capital Corp and certain investors listed therein (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.10
Amended and Restated Limited Liability Company Agreement, dated as of November 30, 2009, among Charter Communications, Inc, Charter Investment, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.11	Exchange Agreement, dated as of November 30, 2009, among Charter Communications, Inc., Charter Investment, Inc., Paul G. Allen and Charter Communications Holding Company, LLC

(incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).
10.12
Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).

10.13
Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).

10.14
Amended and Restated Credit Agreement, dated as of March 6, 2007, among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.15
Amended and Restated Guarantee and Collateral Agreement made by CCO Holdings, LLC, Charter Communications Operating, LLC and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.16
Credit Agreement, dated as of March 6, 2007, among CCO Holdings, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.17
Pledge Agreement made by CCO Holdings, LLC in favor of Bank of America, N.A., as Collateral Agent, dated as of March 6, 2007 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.18+
Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Charter Communications, Inc. filed on December 21, 2009 (File No. 001-33664)).

10.19+
Amended and Restated Employment Agreement dated as of July 1, 2008, by and between Neil Smit and Charter Communications, Inc. (incorporated by reference, to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 30, 2008 (File No. 000-27927)).

10.20+
Amendment to Employment Agreement of Neil Smit, dated November 30, 2009 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.21+
Amended and Restated Employment Agreement between Eloise E. Schmitz and Charter Communications, Inc., dated as of July 1, 2008 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 5, 2008 (File No. 000-27927)).

10.22+
Amendment to Amended and Restated Employment Agreement of Eloise Schmitz, dated November 30, 2009 (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.23+
Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).

10.24+
Amendment to the Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of March 5, 2008 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc., filed on May 12, 2008 (File No. 000-27927)).

10.25+
Amended and Restated Employment Agreement between Marwan Fawaz and Charter Communications, Inc. dated August 1, 2007 (incorporated by reference to Exhibit 10.52(a) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 16, 2009 (File No. 000-27927)).

10.26+	Amendment to Amended and Restated Employment Agreement between Marwan Fawaz and

Charter Communications, Inc. dated as of March 5, 2008(incorporated by reference to Exhibit 10.52(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 16, 2009 (File No. 000-27927)).

10.27+
Amendment to Amended and Restated Employment Agreement of Marwan Fawaz, dated November 30, 2009 (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.28+
Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).

10.29+
Amendment to the Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of March 5, 2008 (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-27927)).

10.30+
Amendment to the Amended and Restated Employment Agreement of Grier C. Raclin, dated November 30, 2009 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.31+
Separation Agreement and Release, dated December 15, 2009, by and between Grier C. Raclin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 21, 2009 (File No. 001-33664).

10.32+
Charter Communications, Inc. Value Creation Plan adopted on March 12, 2009 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 7, 2009 (File No. 001-33664)).

10.33
Debtors’ Disclosure Statement filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on May 1, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664).

10.34
Debtors’ Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 15, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664).

21.1*	Subsidiaries of Charter Communications, Inc.
23.1*	Consent of KPMG LLP
23.2	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).